Exhibit 5

MAPLES and CALDER
Cayman Islands Attorneys-at-Law

PO Box 309GT, Ugland House	Telephone: 1(345) 949 8066
South Church Street, George Town	Facsimile: 1(345) 949 8080
Grand Cayman, Cayman Islands	Email: info@maplesandcalder.com

13th December, 2002

To:	Seagate Technology
P.O. Box 309GT, Ugland House
South Church Street, George Town
Grand Cayman, Cayman Islands

Dear Sirs,

Seagate Technology

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by Seagate Technology, a Cayman Islands exempted company incorporated with limited liability (the “Company”), with the Securities and Exchange Commission on or about 13th December, 2002 (the “Registration Statement”), relating to the registration under the Securities Act of 1933, as amended, of 95,882,856 Common Shares, par value $0.00001 per share of the Company (the “Shares”) for issuance pursuant to the Company’s Amended and Restated 2001 Share Option Plan (the “Plan”).

As Cayman Islands counsel to the Company, we have examined the corporate authorisations of the Company in connection with the Plan and the issue of the Shares by the Company and have assumed that the Shares will be issued in accordance with the Plan and the resolutions authorising their issue.

It is our opinion that the Shares to be issued by the Company have been duly and validly authorised, and when issued, sold and paid for in the manner described in the Plan and in accordance with the resolutions adopted by the Board of Directors of the Company and the Compensation Committee (to whom the Board of Directors have delegated their powers with respect to approval of the Plan) and when appropriate entries have been made in the Register of Members of the Company, will be legally issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto.

Very truly yours,

/s/    MAPLES AND CALDER

MAPLES and CALDER